UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Sprouts Farmers Market, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPROUTS FARMERS MARKET, INC.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

This communication updates information in, and should be read together with, the Definitive Proxy Statement (the “Proxy Statement”) of Sprouts Farmers Market, Inc. (the “Company”), as filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2016.

Board Structure

The Company has reassessed the initial determination that Shon Boney, a member of the Company’s Board of Directors, is independent in accordance with Nasdaq Listing Rule 5605(a)(2). In November 2015, the Company purchased for business use an airplane owned by Mr. Boney. Mr. Boney had owned the plane for his personal use, and is not in the business of selling aircraft. The purchase was at a price below an independent appraisal, and the transaction was approved by the Company’s Audit Committee. See the section of the Proxy Statement captioned “Certain Relationships and Related Party Transactions.” Due to the structure and price of the transaction, the Company has now concluded that Mr. Boney cannot be deemed independent for purposes of Nasdaq Listing Rule 5605(a)(2). The Company’s Board of Directors believes that Mr. Boney will continue to exercise independent judgment and serve as a valuable member of the Board.

Mr. Boney will no longer serve on the Company’s Nominating and Corporate Governance Committee (the “Committee”). The Committee, which Mr. Boney joined in February 2016 subsequent to its approval of the director nominees for the 2016 Annual Meeting, has not met or taken any action during Mr. Boney’s tenure. It will now be comprised solely of two independent directors. In addition, with four independent directors out of seven directors, the Company has at all times satisfied Nasdaq’s majority independence requirements.